January 9, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549


Re:    JMB INCOME PROPERTIES, LTD. - IX
       Commission File No. 0-12432
       Form 8-K


Gentlemen:

Transmitted, for the above-captioned registrant, is the electronically filed executed copy of registrant's current report on Form 8K dated January 9, 1996.

Thank you.


Very truly yours,

JMB INCOME PROPERTIES, LTD. - IX

By:    JMB Realty Corporation
       Managing General Partner



       By: GAILEN J. HULL
           Gailen J. Hull
           Senior Vice President


GJH/rs

Enclosures

               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549



                            FORM 8-K


                         CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  December 5, 1995



                JMB INCOME PROPERTIES, LTD. - IX
     ------------------------------------------------------
     (Exact name of registrant as specified in its charter)





     Illinois                0-12432              36-3126228
-------------------      --------------      --------------------
(State or other)           (Commission       (IRS Employer
 Jurisdiction of          File Number)        Identification No.)
 Organization




      900 N. Michigan Avenue, Chicago, Illinois  60611-1575
      -----------------------------------------------------
             (Address of principal executive office)




Registrant's telephone number, including area code:  (312) 915-1987
-------------------------------------------------------------------

                     TOWN AND COUNTRY CENTER

                         Houston, Texas



ITEM 5. OTHER EVENTS. JMB Income Properties, Ltd. - IX (the "Partnership"), in a joint venture with an affiliated partnership, JMB Income Properties, Ltd.-VIII, owned an interest in Town and Country Center, a 1,054,000 square foot regional shopping center located in Houston, Texas, through another joint venture ("T&C") with the developer of the center. The center includes six free-standing buildings and a three-level enclosed mall, of which T&C owned approximately 370,000 square feet of mall space (the "Property"). On December 5, 1995, the lender, American General Life and Accident Insurance Company, realized upon its security for its non-recourse mortgage loan, which included the land, building and related improvements of the Property, in discharge of the loan. The Property was approximately 76% occupied (including temporary tenants) on the disposition date. As previously reported, the Property faced strong competition in its area. T&C had prepared and evaluated a plan for an extensive renovation and re-merchandising of the Property. Given T&C's level of debt, the strong competition that the Property faced and the significant cost that would have been required to lease, renovate and re-merchandise the Property, T&C decided in September 1995 not to commit any additional capital to pay continued operating deficits of the Property, including funding for debt service payments, without obtaining a modification to the existing non-recourse mortgage loan. Consequently, T&C remitted to the lender only the amount of cash flow from property operations after expenses rather than the full debt service payment required for the month of September 1995. The lender was unwilling to modify the loan and realized upon its security as a result of the default in the payment of debt service.
     As a result of the disposition of the Property to the lender and the liquidation of the joint ventures mentioned above, the Partnership has recognized a gain of approximately $5,400,000 for financial reporting purposes and a gain of approximately $3,900,000, for Federal income tax reporting purposes. Substantially all of the gain for financial reporting purposes results from the liquidation of the joint ventures. T&C had previously recorded, at September 30, 1995, a $30,115,000 loss on value impairment (of which the Partnership's share was approximately $6,917,000) for financial reporting purposes relating to the underlying real estate assets. There are no proceeds from the disposition. Under the terms of the applicable venture agreements, gain on disposition of the Property and liquidations of joint ventures is to be allocated according to the respective ownership percentages of the venture partners. The Partnership's ownership percentage in the Property was 22.97%.

                           SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                    JMB INCOME PROPERTIES, LTD. - IX

                    By:   JMB Realty Corporation
                          Managing General Partner



                          By:   GAILEN J. HULL
                                Gailen J. Hull
                                Senior Vice President






Dated:  January 9, 1996